Technology Royalty Agreement                       Page 1 of 9

TECHNOLOGY ROYALTY AGREEMENT

This Agreement is between Perfect Storm Software, LLC (“The Developer”) whose address is 695 Kentons Run Avenue, Henderson, NV 89052 and Las Vegas Gaming, Inc. (“The Recipient”), a Nevada corporation having a principal place of business located at 3980 Howard Hughes Parkway, Suite 450, Las Vegas, NV 89169.

TABLE OF CONTENTS

RECITALS
1.   EFFECTIVE DATE
2.   DEFINITIONS
3.   WARRANTY, SUPERIOR RIGHTS AND REPRESENTATIONS
4.   LICENSE
5.   PAYMENTS AND REPORTS
6.   TERM AND TERMINATION
7.   ASSIGNMENT
8.   INDEMNIFICATION
9.   USE OF THE DEVELOPER’S AND MEMBERS’ NAMES
10. CONFIDENTIAL INFORMATION
11. ALTERNATE DISPUTE RESOLUTION
12. GENERAL
SIGNATURES

RECITALS

A.   The Developer owns certain Technology Rights related to Licensed Subject Matter which were developed prior to any member of The Developer being employed by The Recipient.

B.  Members of The Developer were subsequently employed by the Recipient and created LVGI Developed Subject
      Matter including Player Vision 3 which relies on the Licensed Subject Matter for commercialisation. Player Vision 3 and all of its source code is a wholly owned asset of LVGI.

C.  The Developer and The Recipient desire to have the Licensed Subject Matter and LVGI Developed Subject Matter
      combined and used for the benefit of The Recipient and incorporated into any derivative works by The Recipient.

D.  The Recipient wishes to obtain a license from The Developer to practice Licensed Subject Matter in the derivative works.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective August 1, 2009 ("Effective Date").

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

Perfect Storm Software, LLC Initials ____________                                 Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement               Page 2 of 9

2.1 "Affiliate" means any business entity more than 50% owned by The Recipient, any business entity which owns more than 50% of The Recipient, or any business entity that is more than 50% owned by a business entity that owns more than 50% of The Recipient.

2.2 "Licensed Field" means the gaming (gambling) and/or hospitality industry whether land based, sea based, river based, or fully electronic such as internet based gaming (gambling) or any other method that allows a person to place a wager on an outcome with real or virtual currency.

2.3 "Licensed Product" means any product Sold by The Recipient comprising Licensed Subject Matter pursuant to this Agreement.

2.4 "Licensed Subject Matter" means inventions, discoveries, concepts, processes, technical architecture, source code, hardware designs, and algorithms considered to be proprietary know-how or Technology Rights which are within Licensed Field and were utilised in the creation of The Recipient’s products commercially referred to as PlayerVision and the PlayerVision family of products.  This includes, but is not limited to, the message passing architecture, persistent storage design, n-tier architecture, application definition language, and modular design which were conceived of and reached technical feasibility prior to March 10th, 2008.

2.5 "Licensed Territory" means worldwide.

2.6 "Net Sales" means the gross revenues received by The Recipient from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.8 "Sale or Sold" means the transfer, use of, or disposition of a Licensed Product for value to a party other than The Recipient whether sold, licensed, rented, subscribed to, or utilised in any other manner.

2.9 "Technology Rights" means The Developer’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by The Developer or its members which were conceived of and reached technical feasibility prior to March 10th, 2008..

2.10 "Markup Percentage" means the amount added to the purchase cost of an item to arrive at a selling price expressed as a percentage.

2.11 "Change In Control"  of The Recipient means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

a. Any Exchange Act Person becomes the Owner, directly or indirectly, of securities of The Recipient representing more than fifty percent (50%) of the combined voting power of The Recipient’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (a) on account of the acquisition of securities of The Recipient by an investor, any affiliate thereof or any other Exchange Act Person from The Recipient in a transaction or series of related transactions the primary purpose of which is to obtain financing for The Recipient through the issuance of equity securities or (b) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by The Recipient reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by The Recipient, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

Perfect Storm Software, LLC Initials ____________                                    Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement               Page 3 of 9

b. There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) The Recipient and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of The Recipient immediately prior thereto do not Own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of The Recipient immediately prior to such transaction;

c. There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of The Recipient and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of The Recipient and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of The Recipient in substantially the same proportions as their Ownership of the outstanding voting securities of The Recipient immediately prior to such sale, lease, license or other disposition; or

d. Individuals who, on the date this Agreement is executed, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board.

2.12 "Entity"  means a corporation, partnership or any other entity.

2.13 "Exchange Act"  means the Securities Exchange Act of 1934, as amended.

2.14 "Exchange Act Person" means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) The Recipient or any subsidiary of The Recipient, (B) any employee benefit plan of The Recipient or any subsidiary of The Recipient or any trustee or other fiduciary holding securities under an employee benefit plan of The Recipient or any subsidiary of The Recipient, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of The Recipient in substantially the same proportions as their Ownership of stock of The Recipient.

2.15 “Own,” “Owned,” “Owner,” “Ownership” - A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

2.16 “LVGI Developed Subject Matter” - means inventions, discoveries, concepts, processes, technical architecture, source code, hardware designs, and algorithms which are a part of The Recipient’s products (including, but not limited to PlayerVision 3 products) which were developed after March 10th, 2008.

3. WARRANTY: SUPERIOR-RIGHTS

3.1 The Developer represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to The Recipient.

Perfect Storm Software, LLC Initials ____________                                     Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement                Page 4 of 9

3.2 The Recipient understands and acknowledges that The Developer, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, and/or breadth of the Licensed Subject Matter.

3.3 The Recipient, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by The Developer or its members to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) The Recipient has adequate knowledge and expertise, or has utilised knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. LICENSE

4.1 The Developer hereby grants to The Recipient a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, and/or sell Licensed Products within the Licensed Territory for use within Licensed Field. This grant is subject to the payment by The Recipient to The Developer of all consideration as provided herein, and is further subject to rights retained by The Developer to:

a.	Create derivative works for products or services outside of the Licensed Field; and
b.	License Licensed Subject Matter to other parties for use outside of the Licensed Field.

4.2 The Recipient may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as The Recipient.

4.3 The Recipient may grant sub-licenses consistent with this Agreement if The Recipient is responsible for the operations of its sub-licensees relevant to this Agreement as if the operations were carried out by The Recipient, including the payment of royalties whether or not paid to The Recipient by a sub-licensee. The Recipient must deliver to The Developer a true and correct copy of each sub-license granted by The Recipient, and any modification or termination thereof, within 30 days after execution, modification, or termination.  Any such sub-license must meet the criteria of being an arms-length transaction between a willing buyer and a willing seller at fair market value.  When this Agreement is terminated, all existing sub-licenses granted by The Recipient must be assigned to The Developer.

4.3 The Developer acknowledges that all LVGI Developed Subject Matter created by members of The Developer as employees of The Recipient  is owned fully and without limitation by The Recipient.

5. PAYMENTS AND REPORTS

5.1 In consideration of rights granted by The Developer to The Recipient under this Agreement, The Recipient will pay The Developer the following:
a.	A one time royalty fee in the amount of $1,000.00 due and payable on the date when this Agreement is executed by The Recipient;
b.	An annual license reissue fee in the amount of $20,000.00 due and payable on each anniversary of the Effective Date beginning on the first anniversary;
c.	A running royalty bonus equal to 5% of Net Sales for software based Licensed Products.
d.	A running royalty bonus equal to 5% of Net Sales for hardware utilised to operate Licensed Products where the Markup Percentage of the hardware is greater than 20%.

5.2 In consideration of rights granted by The Developer to The Recipient under this Agreement, The Recipient further agrees to issue to The Developer a royalty bonus of 750,000 (seven hundred and fifty thousand) shares of The Recipient's common stock simultaneously with any Change In Control of The Recipient.

Perfect Storm Software, LLC Initials ____________                                          Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement             Page 5 of 9

5.3 During the Term of this Agreement and for 1 year thereafter, The Recipient agrees to keep complete and accurate records of its and its sub-licensees Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable here-under to be determined. The Recipient agrees to permit The Developer or its representatives, at The Developer’s expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to The Developer are determined to have been underpaid, The Recipient will pay the cost of the examination and accrued interest at the highest allowable rate.

5.4 Within 30 days after March 31st, June 30th, September 30th and December 31st, beginning immediately after the Effective Date, The Recipient must deliver to The Developer a true and accurate written report, even if no payments are due The Developer, giving the particulars of the business conducted by The Recipient and its sub-licensees, if any exist, during the preceding 3 calendar months under this Agreement as are pertinent to calculating payments here-under. This report will include at least:

a.	the quantities of Licensed Subject Matter that it has produced;
b.	the total Sales;
c.	the calculation of royalties thereon; and
d.	the total royalties computed and due The Developer.
Simultaneously with the delivery of each report, The Recipient must pay to The Developer the amount, if any, due for the period of each report.

5.5 On or before each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale, The Recipient must deliver to The Developer a written progress report as to The Recipient’s (and any sub-licensee of The Recipient) efforts and accomplishments during the preceding year in diligently commercialising Licensed Subject Matter in the Licensed Territory and The Recipient’s (and, if applicable, its sub-licensees’) commercialisation plans for the upcoming year.

5.6 All amounts payable here by The Recipient must be paid in US dollars without deductions for taxes, assessments, fees, or charges of any kind. Checks must be payable to The Developer.

6. TERM AND TERMINATION

6.1 The term of this Agreement is from the Effective Date for a period of 15 years.

6.2 Any time after 2 years from the Effective Date, The Developer has the right to terminate the exclusivity of this license in any gaming jurisdiction(s) and/or hospitality markets in the Licensed Territory if The Recipient, within 90 days after receiving written notice from The Developer of intended termination of exclusivity, fails to provide written evidence that The Recipient or its sub-licensees have in a commercially reasonable manner commercialised or are actively attempting to commercialise  the Licenses Subject Matter in such jurisdiction(s) and/or hospitality markets.

6.3 Any time after 3 years from the Effective Date, The Developer has the right to terminate this license in any gaming jurisdiction(s) and/or hospitality markets in the Licensed Territory if The Recipient, within 90 days after receiving written notice from The Developer of intended termination, fails to provide written evidence that The Recipient or its sub-licensees have in a commercially reasonable manner commercialised or are actively attempting to commercialise the Licensed Subject Matter in such jurisdiction(s) and/or hospitality markets.

6.4 The following definitions apply to Article 6: (i) "Commercialise" means having Sales of Licensed Products in such gaming jurisdiction and/or hospitality market; and (ii) "Active attempts to commercialise" means having Sales of Licensed Products or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production or Sales of Licensed Products in any jurisdiction and/or hospitality market, and plans acceptable to The Developer, in its sole discretion, to commercialise licensed inventions in the jurisdiction(s) and/or hospitality markets that The Developer intends to terminate.

Perfect Storm Software, LLC Initials ____________                             Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement         Page 6 of 9

6.5 This Agreement will earlier terminate:

a.
automatically if The Recipient becomes bankrupt or insolvent and/or if the business of The Recipient is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of The Recipient or otherwise; or

b.
upon 30 days written notice from The Developer if The Recipient breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5, unless, before the end of the 30 day period, The Recipient has cured the default or breach and so notifies The Developer, stating the manner of the cure; or

c.
upon 90 days written notice if The Recipient breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, The Recipient has cured the default or breach and so notifies The Developer, stating the manner of the cure; or

d.	at any time by mutual written agreement between The Recipient and The Developer, upon 180 days written notice to all parties and subject to any terms herein which survive termination; or
e.	under the provisions of Paragraphs 6.2 and 6.3 if invoked.

6.6 If this Agreement is terminated for any cause:

a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;
b.
after the effective date of the termination, The Recipient may sell all Licensed Products and parts it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 5; and

c.	The Recipient will be bound by the provisions of Articles 8 (Indemnification), 9 (Use of The Developer’s and any Members’ Names), and 10 (Confidential Information) of this Agreement.

7. ASSIGNMENT

Except in connection with the sale of substantially all of The Recipient’s assets to a third party, this Agreement may not be assigned by The Recipient without the prior written consent of The Developer, which will not be unreasonably withheld.

8. INDEMNIFICATION

The Recipient agrees to hold harmless and indemnify The Developer,  its Members, Regents, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted here-under by The Recipient, its Affiliates or their officers, employees, agents or representatives.

9. USE OF THE DEVELOPER’S AND MEMBERS’ NAMES

The Recipient may not use the name of The Developer or its Members without express written consent.

10. CONFIDENTIAL INFORMATION AND PUBLICATION

10.1 The Developer and The Recipient each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

Perfect Storm Software, LLC Initials ____________                                      Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement            Page 7 of 9

a.	was in the public domain at the time of disclosure;
b.	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;
c.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;
d.	was already known by the recipient party at the time of disclosure;
e.	was independently developed by the recipient; or
f.	is required by law or regulation to be disclosed or
g.	where disclosure is required by the Security Exchange Commission in a regulatory filing.

10.2 Each party’s obligation of confidence here-under shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

10.3 The Developer will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to The Recipient at least 30 days before publication, and The Recipient shall have the right to review and comment upon the publication in order to protect The Recipient’s confidential information. Upon The Recipient’s request, publication will be delayed up to 60 additional days to enable The Recipient to secure adequate intellectual property protection of The Recipient’s property that would be affected by the publication.

11. ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Las Vegas, Nevada in accordance with the Commercial Dispute Resolution. The arbitration panel will include members knowledgeable in the evaluation of computer science technology. Judgement upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 11 will not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

12. GENERAL

12.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

12.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of The Developer to:

Managing Member
Perfect Storm Software, LLC
695 Kentons Run Avenue
Henderson, NV 89052

With a copy e-mailed to:
legal@perfectstormsw.com

Perfect Storm Software, LLC Initials ____________                                 Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement           Page 8 of 9

or in the case of The Recipient to:

CEO
Las Vegas Gaming, Inc.
3980 Howard Hughes Parkway
Suite 450
Las Vegas, NV 89169

or other addresses as may be given from time to time under the terms of this notice provision.

12.3 The Recipient must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

12.4 This Agreement will be construed and enforced in accordance with the laws of the State of Nevada.

12.5 Failure of The Developer to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

12.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.

12.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

Perfect Storm Software, LLC Initials ____________                                 Las Vegas Gaming, Inc. Initials ___________

Technology Royalty Agreement           Page 9 of 9

IN WITNESS WHEREOF, parties hereto have caused their duly authorised representatives to execute this Agreement.

Perfect Storm Software, LLC	Las Vegas Gaming, Inc.
Name: Rocco Bowling Title: Managing Member Signature: /s/ Rocco Bowling Date: 8/6/09	Name: Russ Roth Title: Chairman of the Board Signature: /s/ Russell R. Roth Date: 8/5/09
Name: Timothy P. Britt Title: Managing Member Signature: /s/ Timothy P. Britt Date:_____8/6/09	Name: Jon Berkley Title: Chief Executive Officer Signature: /s/ Jon D. Berkley Date: 8/5/09
Name: Chris Campbell Title: Managing Member Signature: /s/ Chris P. Campbell Date: 8/6/09	Name: Bruce Shepard Title: Chief Financial Officer Signature: /s/ Bruce A. Shepard Date: 8/5/09
Name: Travis Endersby Title: Managing Member Signature: /s/ Travis Endersby Date: 8/6/09
Name: Robert Perry Title: Managing Member Signature: /s/ Robert Perry Date: 8/6/09

Perfect Storm Software, LLC Initials ____________                        Las Vegas Gaming, Inc. Initials ___________